UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 8-K
 _______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 25, 2017

OrangeHook, Inc.
(Exact name of Registrant as Specified in its Charter)

Florida	000-54249	27-1230588
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

319 Barry Avenue South #300
Wayzata, Minnesota 55391
 (Address of Principal Executive Offices including Zip Code)

(442) 500-4665
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On May 25, 2017, OrangeHook, Inc., a Florida corporation ("OrangeHook") and OrangeHook's wholly-owned subsidiary LifeMed ID, Inc., a California corporation ("LifeMed") (collectively, the "Company"), entered into an Agreement for Assignment of Contract Proceeds (the "Agreement") with Dan Thompson, an individual, with respect to $850,081 in future payments under certain LifeMed customer contracts (the "Obligations") during the period of June 30, 2017, through July 30, 2020. In return for assignment of the rights to receive payment, Thompson loaned $600,000 to OrangeHook in support of the Company's working capital needs.

Under the terms of the Agreement, which is effective as of May 25, 2017, Thompson is to receive monthly payments of the Obligations in varying amounts directly from applicable customers over the terms of their service agreements with the Company. The Company remains liable for repayment of the full amount of the Obligations including if a customer fails to pay on a timely basis or if Thompson must refund or disgorge any payment. In the event of a late payment, which is subject to a cure period of thirty (30) days, the Company may, within the 30-day cure period and at its sole discretion, choose either to make such late payment or grant restricted shares of the Company's common stock to Thompson in an amount equivalent to the late payment. The Agreement grants Thompson a security interest in the applicable customer contracts and the Company's intellectual property and calls for Thompson to rank on a pari passu basis with the Company's other senior indebtedness. Thompson agreed not to exercise any remedies against the intellectual property in the event of default until a 30-day cure period has expired. The Agreement calls for a default interest rate of 18% per annum in the event of default.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORANGEHOOK, INC.

Dated:   June 2, 2017
By:  /s/   James L. Mandel
               James L. Mandel
               President and Chief Executive Officer